EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Completes The Acquisition of
20 Supermarkets From G&R Felpausch

GRAND RAPIDS, MICHIGAN-June 15, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed the previously announced acquisition of 20 retail grocery stores, two fuel centers and three convenience stores from G&R Felpausch Company, a privately held Hastings, Michigan-based retail grocery operator and current distribution customer. The transaction is expected to increase the Company's annual retail segment sales by approximately $200 million. Consolidated sales are expected to increase by approximately $100 million, as Felpausch is an existing distribution customer. The acquisition is expected to be accretive to net earnings during the second year of operation.

Commenting on the transaction, Spartan Stores' Chairman, President and Chief Executive Officer Craig C. Sturken said, "We are very pleased to complete the acquisition of the Felpausch retail stores, as these stores provide significant long-term store performance improvement potential and provide a strong complement to our existing geographic market foot print. These additional stores also solidify our leading market share position in west Michigan, while expanding our market presence in central Michigan."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects" that a particular result will occur; that there is "potential" that a result will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Realization of increased sales and earnings depends on the

Company's ability to successfully integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.